UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                           DayStar Technologies, Inc.
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
                         (Title of Class of Securities)

                                    23962Q100
                                 (CUSIP Number)

                                December 31, 2006
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 11 Pages

CUSIP No. 23962Q100                                           Page 2 of 11 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Capital Group, L.L.C.         13-3937658
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IA, OO
-----------------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 23962Q100                                           Page 3 of 11 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Securities, L.L.C.            58-2253019
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            BD
-----------------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 23962Q100                                           Page 4 of 11 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            C4S & Co., L.L.C.            13-3946794
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 23962Q100                                           Page 5 of 11 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Peter A. Cohen
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED BY AMOUNT
            IN ROW (9)
            0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 23962Q100                                           Page 6 of 11 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Morgan B. Stark
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 23962Q100                                           Page 7 of 11 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Thomas W. Strauss
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 23962Q100                                           Page 8 of 11 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Jeffrey M. Solomon
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 23962Q100                                           Page 9 of 11 Pages

This Amendment No. 2 (this "Amendment") amends the statement on Schedule 13G/A filed on February 11, 2005 which amends the statement on Schedule 13G filed on April 30, 2004 (as amended, the "Schedule 13G") with respect to shares of Common Stock, $0.01 par value per share ("Common Stock") of DayStar Technologies, Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates Items 4 and 5 in their entirety as set forth below.

Item 4.   Ownership

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

     As of the date of this filing, none of the Reporting Person own any Shares.

     Note: Ramius Capital Group, L.L.C., a Delaware limited liability company ("Ramius") is the investment advisor of Ramius Securities, L.L.C. ("Ramius Securities") and has the power to direct some of the affairs of Carpathia and Ramius Securities, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), is the managing member of Ramius and in that capacity directs its operations. Peter A. Cohen ("Mr. Cohen"), Morgan B. Stark ("Mr. Stark"), Thomas W. Strauss ("Mr. Strauss") and Jeffrey M. Solomon ("Mr. Solomon") are the managing members of C4S and in that capacity direct its operations. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of any shares of Common Stock owned by another Reporting Person.

     (b) Percent of class:

         0% as of the date of this filing.


     (c) Number of shares as to which such person has:

         (i)    Sole power to vote or to direct the vote

                See Item 4(a)

         (ii)   Shared power to vote or to direct the vote

                See Item 4(a)

         (iii)  Sole power to dispose or to direct the disposition of

                See Item 4(a)

         (iv)   Shared power to dispose or to direct the disposition of

                See Item 4(a)

Item 5.  Ownership of Five Percent or Less of a Class

CUSIP No. 23962Q100                                          Page 10 of 11 Pages

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

CUSIP No. 23962Q100                                          Page 11 of 11 Pages

                                   SIGNATURES

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 12, 2007

RAMIUS CAPITAL GROUP, L.L.C.             C4S & CO., L.L.C.
By: C4S & Co., L.L.C.,
as Managing Member


RAMIUS SECURITIES, L.L.C.

By: Ramius Capital Group, L.L.C.,
    its Investment Manager



                                              By:/s/ Jeffrey M. Solomon
                                                 -------------------------
                                              Name:  Jeffrey M. Solomon
                                              Title: Authorized Signatory


JEFFREY M. SOLOMON



/s/ Jeffrey M. Solomon
----------------------------
Individually and as Attorney-in-Fact
for Peter A. Cohen, Morgan B. Stark
and Thomas W. Strauss



The Power of Attorney executed by Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss, authorizing Jeffrey M. Solomon to sign and file this Schedule 13G/A on each person's behalf, which was filed with the Schedule 13G/A filed with the Securities and Exchange Commission on February 15, 2006 by such Reporting Persons with respect to the common stock of ANADIGICS, Inc., is hereby incorporated by reference.